As filed with the Securities and Exchange Commission April 8, 2008

Registration No. 333-140265

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADVANCED CELL TECHNOLOGY, INC.

(Name of small business issuer in its charter)

Delaware (State or Jurisdiction of Incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	87-0656515 (I.R.S. Employer Identification Number)

381 Plantation Street

Worcester, MA 01605

(508) 756-1212

(Address and telephone number of principal executive offices)

William M. Caldwell, IV, Chief Executive Officer

Advanced Cell Technology, Inc.

381 Plantation Street

Worcester, MA 01605

(508) 756-1212

 (Name, address and telephone number of agent for service)

Copies of all communications to:

Christopher E. Howard, Esq.

Pierce Atwood LLP

One Monument Square

Portland, ME 04101

Phone: (207) 791-1335

Fax: (207) 791-1350

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters all of the securities that remain unsold under the Registration Statement (as defined below) as of the date hereof.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

DEREGISTRATION OF UNSOLD SECURITIES AND TERMINATION OF REGISTRATION STATEMENT

Pursuant to a Registration Statement on Form SB-2 (File No. 333-140265) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on January 26, 2007 by Advanced Cell Technology, Inc. (the “Company”), as amended, and declared effective on June 26, 2007, the Company registered the resale from time to time of 33,913,663 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share. The Shares were registered to permit resales of such Shares by selling stockholders, as named in the Registration Statement, who acquired securities convertible and/or exercisable into the Shares in connection with certain debenture and warrant financings.

The Company is seeking to deregister all Shares that remain unsold under the Registration Statement as of the date hereof and terminate the effectiveness of the Registration Statement because its obligation to keep the Registration Statement effective pursuant to the terms of its registration rights agreement with the selling stockholders has terminated. Pursuant to the undertaking of the Company as required by Item 512(a)(3) of Regulation S-B, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the Shares which would have otherwise remained available for sale under the Registration Statement as of the date hereof and to terminate the effectiveness of the Registration Statement.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Post-Effective Amendment No. 1 to Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, on April 8, 2008.

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ WILLIAM M. CALDWELL, IV
William M. Caldwell, IV
Its:	Chief Executive Officer